[LOGO - ROHN INDUSTRIES, INC.]


                                                       WORLD HEADQUARTERS
                                                       6718 W. Plank Rd.
                                                       Peoria, IL 61604 USA
                                                       Ph: 309-697-4400
                                                       FAX: 309-697-5612


FOR FURTHER INFORMATION:
Jeff Jablonski
Treasurer
(309) 633-5606
jeff.jablonski@rohnnet.com


                  ROHN NAMES NEW CHIEF FINANCIAL OFFICER,
                  ---------------------------------------
                   SIGNS FORBEARANCE AGREEMENT AND BEGINS
                   --------------------------------------
                       TESTING INTERNAL FLANGE POLES
                       -----------------------------

May 1, 2002, Peoria, IL -- ROHN Industries, Inc. (Nasdaq: ROHN), a global provider of infrastructure equipment for the telecommunications industry, announced today that Alan R. Dix will join the company as Vice President, Chief Financial Officer and Secretary effective May 13, 2002. Dix replaces Bruce C. Paul, a partner in Tatum CFO Partners, LLP, who has served as Interim Chief Financial Officer since November of 2001.

Dix, a certified public accountant since 1977, joins ROHN with 25 years of experience in accounting and finance. Dix was most recently with Foster & Gallagher, Inc., a privately held company based in Peoria, IL, where he served as Treasurer and Secretary. Dix has also held accounting and tax positions with Cilcorp Inc., a public energy and environmental services company, and Customer Development Corporation, a privately held data management, direct mail and telemarketing company, both based in Peoria, IL. Dix also spent six years in the Peoria, IL office of PricewaterhouseCoopers LLP.

Brian B. Pemberton, President and Chief Executive Officer, said "Alan is a key addition to our management team. Alan's accounting and financial expertise will be valuable to ROHN as we continue to streamline operations and as we work with our bank lenders to amend the Company's credit agreement."

ROHN also announced that it has entered into a forbearance agreement with its bank lenders until May 31, 2002. Under the forbearance agreement, the lenders have agreed to forbear from enforcing any remedies they may have under the credit agreement among ROHN and the lenders arising from ROHN's breach of a covenant related to minimum EBITDA (earnings before interest, taxes, depreciation and amortization). The Company expects to enter into an amendment to the credit agreement on or before May 31, 2002 that will revise this and other provisions of the credit agreement and under which the lenders will waive this default. If ROHN does not enter into an amendment to its credit agreement by that date and the forbearance agreement is not further extended, the lenders will be able to exercise any and all remedies they may have in the event of a default.

ROHN further announced today that it is beginning the testing and, if necessary, the repair of internal flange poles that it has fabricated and sold since 1999. ROHN recently learned that one of its customers had an internal flange pole that collapsed. As a result, ROHN has advised the U.S. Consumer Product Safety Commission and is implementing a comprehensive testing program to help ensure that the internal flange poles that ROHN has sold since 1999 conform to ROHN's quality standards. The potential issue relates to a welding operation that was used exclusively for ROHN's internal flange poles and does not affect any of ROHN's other pole or tower products. ROHN is still developing, implementing and refining its testing and repair program for its internal flange poles and is not yet in a position to estimate the total cost of the issue to the Company. ROHN believes, however, that the total cost of addressing the problem will have a significant, adverse effect on the Company's financial results for fiscal year 2002 and depending on the extent of the problem and customer reaction, that cost could be substantial and could extend into 2003.

ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industries. Its products are used in cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The company's products include towers, equipment enclosures, cabinets, poles and antennae mounts, as well as design and construction services. ROHN has manufacturing locations in Peoria, Ill.; Frankfort, Ind.; Bessemer, Ala.; and Mexico City, Mexico.

Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.